UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 19, 2021

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 19, 2021, Pike County Light & Power Company (“Pike”), a wholly-owned subsidiary of Corning Natural Gas Holding Corporation (the “Holding Company”), obtained a $2.21 million multiple disbursement term loan (the “Loan”) from M&T Bank (“M&T”). Pike will use the loan proceeds for capital expenditures and pipeline repairs. To evidence the Loan, Pike issued a multiple disbursement term note to M&T in the principal amount of $2.21 million (the “Note”). Pike can draw on the Loan until October 31, 2021, at which time the Loan will convert to a ten-year term loan. The Note bears interest at a variable rate equal to 2.9% plus the one-month LIBOR rate, with a floor of 3.4%, until October 31, 2021, at which time Pike will have the option to elect a fixed or floating interest rate. Interest on the Note is payable monthly during the draw period and principal and interest are payable monthly after October 31, 2021, with the last payment on October 31, 2031. Pike expects to repay the Loan from operating revenues.

In connection with the Loan, Pike entered into a fifth amended replacement and restated credit agreement with M&T (the “Credit Agreement”). The Credit Agreement contains various affirmative and negative covenants including, among others: (i) Pike must maintain a “Total Funded Debt to Tangible Net Worth” ratio of not greater than 1.40 to 1.0, a “Total Funded Debt to EBITDA” ratio of not greater than 3.75 to 1.0, and a minimum “Minimum Debt Service Coverage Ratio” of not less than 1.10 to 1.0, in each case measured quarterly based on Pike’s trailing twelve month operating performance; (ii) Pike must deliver to M&T quarterly and annual financial statements, compliance and other documents; and (iii) Pike may not sell all or substantially all of its assets, acquire substantially all of the asset of any other entity, do business under any assumed name, materially change its business, purposes, structure or operations which could materially adversely affect Pike, or engage in any merger, consolidation or other similar transaction.

Events of default under the Credit Agreement which permit M&T to exercise its remedies, including immediate acceleration of the principal and interest on the Loan, include, among others: (i) default in the payment of principal or interest on the Loan, (ii) default by Pike on any other obligation under the Credit Agreement and related documents, (iii) failure to pay when due in any other obligations of Pike which could result in the acceleration of that obligation, (iv) entry of any judgments or order of any court or governmental entity against Pike, (v) various bankruptcy and insolvency events, (vi) any adverse change in Pike, its business, assets, operations, affairs or condition which M&T determines will have a material adverse effect on Pike, its business, assets, operation or condition (financial or otherwise) or on its ability to repay its debts, and (vii) at any time M&T in good faith considers itself insecure with respect to payment of Pike’s obligations to it or other performance of such obligations.

In connection with the Loan, Pike entered into a general security agreement with M&T (the “Security Agreement”). The Security Agreement secures all obligations of Pike to M&T including, without limitation, principal and interest on the Loan and any fees and charges. The security interest granted under the Security Agreement covers all personal property of Pike including, among other things, accounts, deposit accounts, general intangibles, inventory, and all fixtures, including, among other things, pipelines, easements, rights of way and compressors in Pike’s gas distribution system. The Security Agreement contains various representations, warranties, covenants and agreements customary in security agreements and various events of default substantially similar to those in the Credit Agreement with remedies under the New York Uniform Commercial Code and the Security Agreement.

In connection with the Loan, the Holding Company entered into a continuing guaranty with M&T (the “Guaranty Agreement”), pursuant to which the Holding Company guaranteed the payment and performance of all of Pike’s obligations to M&T, including its obligations under the Loan.

The Note, Credit Agreement, Security Agreement and Guaranty Agreement are filed as exhibits to this Current Report on Form 8-K. The descriptions above are qualified in their entirety by reference to the full text of these documents.

Also on August 19, 2019, Pike obtained a vehicle loan of up to $150,000 from M&T. The vehicle loan is represented by a multiple disbursement term note, secured by any vehicles acquired with the loan, and guaranteed by the Holding Company. Pike has not drawn on this loan.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1            Fifth Amended Replacement and Restated Credit Agreement, dated August 19, 2021, between Pike County Light & Power Company and M&T Bank.

Exhibit 10.2            Multiple Disbursement Term Note, dated August 19, 2021, from Pike County Light & Power Company to M&T Bank in the principal amount of $2.21 million.

Exhibit 10.3            General Security Agreement, dated August 19, 2021, between Pike County Light & Power Company and M&T Bank.

Exhibit 10.4             Continuing Guaranty, dated August 19, 2021, by Corning Natural Gas Holding Corporation to M&T Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Charles A. Lenns
Chief Financial Officer

Dated: August 24, 2021

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